News Release

FOR IMMEDIATE RELEASE

Core & Main Announces Fiscal 2023 First Quarter Results

ST. LOUIS, June 6, 2023—Core & Main Inc. (NYSE: CNM), a leader in advancing reliable infrastructure with local service, nationwide, today announced financial results for the first quarter ended April 30, 2023.

Fiscal 2023 First Quarter Highlights (Compared with Fiscal 2022 First Quarter)

•Net sales decreased 1.5% to $1,574 million but increased 49.2% compared with the first quarter of fiscal 2021

•Gross profit margin increased 160 basis points to 27.9%

•Net income decreased 2.9% to $133 million

•Adjusted EBITDA (Non-GAAP) increased 0.5% to $220 million

•Adjusted EBITDA margin (Non-GAAP) increased 30 basis points to 14.0%

•Net cash provided by operating activities was $120 million compared with a $37 million outflow in the prior year

•Net Debt Leverage (Non-GAAP) was 1.7x as of April 30, 2023

•Executed a $332 million share repurchase concurrent with a 5-million share secondary offering, reducing diluted shares outstanding by 15-million

•Closed three acquisitions during the quarter and signed a definitive agreement to acquire another business subsequent to the quarter: Landscape & Construction Supplies, UPSCO, Midwest Pipe Supply and Foster Supply

•Opened new locations in San Diego, California and Lincoln, Nebraska

•Raising expectation for fiscal 2023 Adjusted EBITDA to be in the range of $820 to $880 million

"First quarter net sales finished in line with our expectations, reflecting a return to more typical seasonality for the first quarter," said Steve LeClair, chief executive officer of Core & Main. "We had an excellent quarter from a profitability standpoint, with Adjusted EBITDA margin increasing 30 basis points to a new first quarter record of 14.0%. Prices remained elevated against improving supply chains and gross margins outperformed our expectations, offsetting lower sales volume and inflationary cost pressure to deliver a solid Adjusted EBITDA outcome for the quarter."

"We made several growth investments during the quarter to expand our geographic footprint and make our products and expertise more accessible nationwide. Our record first quarter operating cash flow also contributed to the liquidity to fund a $332 million share repurchase from our majority shareholder, reducing our diluted share count by 15-million shares. Overall, our first quarter results highlight the strength of our business model, the diversity of our end markets and the hard work of our entire Core & Main team to provide our customers with local knowledge, local experience and local service, nationwide."

Three Months Ended April 30, 2023

Net sales for the three months ended April 30, 2023 decreased $24 million, or 1.5%, to $1,574 million compared with $1,598 million for the three months ended May 1, 2022. The decrease in net sales was primarily attributable to a reduction in new residential lot development and more typical seasonality compared with the prior year partially offset by higher selling prices and acquisitions. Net sales declines for pipes, valves & fittings were due to lower end-market volume partially offset by higher selling prices and acquisitions. Net sales growth for storm drainage benefited from acquisitions and higher selling prices. Net sales for fire protection products declined due to lower end-market volume. Net sales of meter products benefited from higher volumes due to an increasing adoption of smart meter technology by municipalities and an improving supply chain.

cont.

Gross profit for the three months ended April 30, 2023 increased $18 million, or 4.3%, to $439 million compared with $421 million for the three months ended May 1, 2022. Gross profit increased, despite a net sales decline, due to an increase in gross profit as a percentage of net sales. Gross profit as a percentage of net sales for the three months ended April 30, 2023 was 27.9% compared with 26.3% for the three months ended May 1, 2022. The overall increase in gross profit as a percentage of net sales was primarily attributable to strategic inventory investments ahead of announced price increases, the execution of our gross margin initiatives and accretive acquisitions.

Selling, general and administrative (“SG&A”) expenses for the three months ended April 30, 2023 increased $17 million, or 8.3%, to $223 million compared with $206 million during the three months ended May 1, 2022. The increase was primarily attributable to an increase of $10 million in personnel expenses, driven by higher labor costs and headcount from acquisitions partially offset by lower variable compensation costs. In addition, facility costs increased related to inflation and acquisitions. SG&A expenses as a percentage of net sales was 14.2% for the three months ended April 30, 2023 compared with 12.9% for the three months ended May 1, 2022. The increase was attributable to labor costs and inflation in facility costs partially offset by lower variable compensation costs.

Net income for the three months ended April 30, 2023 decreased $4 million, or 2.9%, to $133 million compared with $137 million for the three months ended May 1, 2022. The decrease in net income was primarily attributable to higher SG&A and interest expense partially offset by higher gross profit.

The Class A common stock basic earnings per share and diluted earnings per share for the three months ended April 30, 2023 were $0.50 and $0.50, respectively. The Class A common stock basic earning per share and diluted earning per share for the three months ended May 1, 2022 were $0.51 and $0.50, respectively. The decrease in basic earnings per share was attributable to a decline in net income and higher Class A share counts from exchanges of Partnership Interests. Diluted earnings per share remained consistent due to a decline in net income, offset by a lower diluted share count.

Adjusted EBITDA for the three months ended April 30, 2023 increased $1 million, or 0.5%, to $220 million compared with $219 million for the three months ended May 1, 2022. The increase in Adjusted EBITDA was primarily attributable to higher gross profit, partially offset by higher SG&A expenses. Adjusted EBITDA margin increased 30 basis points to 14.0% from 13.7% in the prior year period.

Liquidity and Capital Resources

Net cash provided by operating activities for the three months ended April 30, 2023 was $120 million compared with cash used in operating activities of $37 million for the three months ended May 1, 2022. The $157 million improvement in operating cash flow was primarily driven by a smaller investment in inventory due to more predictable product lead times in fiscal 2023.

Net debt, calculated as gross consolidated debt net of cash and cash equivalents, as of April 30, 2023 was $1,603 million. Net Debt Leverage (defined as the ratio of net debt to Adjusted EBITDA for the last 12 months) was 1.7x, an improvement of 0.5x from May 1, 2022. The improvement was attributable to an increase in Adjusted EBITDA, partially offset by a $73 million increase in borrowings under our Senior ABL Credit Facility.

As of April 30, 2023, our cash and cash equivalents totaled $1 million. We maintain our cash deposits according to a banking policy that requires diversification across a variety of highly-rated financial institutions. However, this could result in a concentration of cash and cash equivalents across these financial institutions in excess of FDIC-insured limits.

As of April 30, 2023, we had $130 million in outstanding borrowings on our Senior ABL Credit Facility, which provides for borrowings of up to $1,250 million, subject to borrowing base availability. As of April 30, 2023, after giving effect to approximately $12 million of letters of credit issued under the Senior ABL Credit Facility, Core & Main LP would have been able to borrow approximately $1,108 million under the Senior ABL Credit Facility.

Fiscal 2023 Outlook

"Demand began improving in late April with the arrival of spring in the North and improved weather conditions along the West Coast," LeClair continued. "We expect net sales for the year to be slightly higher than fiscal 2022, and we are pleased that our end markets have remained resilient. Given our recent acquisitions and strong margin performance in the first quarter, we are raising our expectations for fiscal 2023 net sales and Adjusted EBITDA. We now expect net sales to be in the range of $6,600 to $6,900 million, and we expect Adjusted EBITDA to be in the range of $820 to $880 million. As we progress through the year, we will continue to focus on organic and inorganic growth opportunities, margin expansion and operating cash conversion through inventory optimization."

Core & Main Fiscal 2023 First Quarter Earnings

Conference Call & Webcast Information

Core & Main will host a conference call and webcast on June 6, 2023 at 8:30 a.m. EDT to discuss the Company's financial results. The live webcast will be accessible via the events calendar at ir.coreandmain.com. The conference call may also be accessed by dialing (833) 470-1428 or +1 (404) 975-4839 (international). The passcode for the live call is 913151. To ensure participants are connected for the full call, please dial in at least 10 minutes prior to the start of the call.

An archived version of the webcast will be available immediately following the call. A slide presentation highlighting Core & Main’s results will also be made available on the Investor Relations section of Core & Main’s website prior to the call.

About Core & Main

Based in St. Louis, Core & Main is a leader in advancing reliable infrastructure™ with local service, nationwide®. As a leading specialized distributor with a focus on water, wastewater, storm drainage and fire protection products, and related services, Core & Main provides solutions to municipalities, private water companies and professional contractors across municipal, non-residential and residential end markets, nationwide. With approximately 320 locations across the U.S., the company provides its customers local expertise backed by a national supply chain. Core & Main’s 4,500 associates are committed to helping their communities thrive with safe and reliable infrastructure. Visit coreandmain.com to learn more.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Core & Main’s financial and operating outlook, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.

Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation, declines, volatility and cyclicality in the U.S. residential and non-residential construction markets; slowdowns in municipal infrastructure spending and delays in appropriations of federal funds; our ability to competitively bid for municipal contracts; price fluctuations in our product costs; our ability to manage our inventory effectively, including during periods of supply chain disruptions; risks involved with acquisitions and other strategic transactions, including our ability to identify, acquire, close or integrate acquisition targets successfully; the fragmented and highly competitive markets in which we compete and consolidation within our industry; the development of alternatives to distributors of our products in the supply chain; our ability to hire, engage and retain key personnel, including sales representatives, qualified branch, district and region managers and senior management; our ability to identify, develop and maintain relationships with a sufficient number of qualified suppliers and the potential that our exclusive or restrictive supplier distribution rights are terminated; the availability and cost of freight; the ability of our customers to make payments on credit sales; changes in supplier rebates or other terms of our supplier agreements; our ability to identify and introduce new products and product lines effectively; the spread of, and response to, public health crises, and the inability to predict the ultimate impact on us; costs and potential liabilities or obligations imposed by environmental, health and safety laws and requirements; regulatory change and the costs of compliance with regulation; changes in stakeholder expectations in respect of ESG and sustainability practices; exposure to product liability, construction defect and warranty claims and other litigation and legal proceedings; potential harm to our reputation; difficulties with or interruptions of our fabrication services; safety and labor risks associated with the distribution of our products as well as work stoppages and other disruptions due to labor disputes; impairment in the carrying value of goodwill, intangible assets or other long-lived assets; interruptions in the proper functioning of our and our third-party service providers' information technology systems, including from cybersecurity threats; our ability to continue our customer relationships with short-term contracts; risks associated with exporting our products internationally; our ability to maintain effective internal controls over financial reporting and remediate any material weaknesses; our indebtedness and the potential that we may incur additional indebtedness; the limitations and restrictions in the agreements governing our indebtedness, the Second Amended and Restated Agreement of Limited Partnership of Core & Main Holdings, LP, as amended, and the Tax Receivable Agreements (each as defined in our Quarterly Report on Form 10-Q for the three months ended April 30, 2023); increases in interest rates and the impact of transitioning away from the London Interbank Offered Rate, generally to the Secured Overnight Financing Rate, as the benchmark rate in contracts; changes in our credit ratings and outlook; our ability to generate the significant amount of cash needed to service our indebtedness; our
Core & Main Fiscal 2023 First Quarter Earnings

organizational structure, including our payment obligations under the Tax Receivable Agreements, which may be significant; our ability to sustain an active, liquid trading market for our Class A common stock; the significant influence that Clayton, Dubilier & Rice, LLC ("CD&R") has over us and potential conflicts between the interests of CD&R and other stockholders; and risks related to other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 29, 2023.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Investor Relations:
Robyn Bradbury, 314-995-9116
InvestorRelations@CoreandMain.com

Core & Main Fiscal 2023 First Quarter Earnings

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Amounts in millions (except share and per share data), unaudited

	Three Months Ended
	April 30, 2023	May 1, 2022

Net sales	$1,574	$1,598
Cost of sales	1,135	1,177
Gross profit	439	421
Operating expenses:
Selling, general and administrative	223	206
Depreciation and amortization	35	35
Total operating expenses	258	241
Operating income	181	180
Interest expense	17	13
Income before provision for income taxes	164	167
Provision for income taxes	31	30
Net income	133	137
Less: net income attributable to non-controlling interests	47	51
Net income attributable to Core & Main, Inc.	$86	$86

Earnings per share
Basic	$0.50	$0.51
Diluted	$0.50	$0.50
Number of shares used in computing EPS
Basic	171,597,317	167,536,662
Diluted	243,716,764	246,145,536

Core & Main Fiscal 2023 First Quarter Earnings

CORE & MAIN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Amounts in millions (except share and per share data), unaudited

	April 30, 2023	January 29, 2023
ASSETS
Current assets:
Cash and cash equivalents	$1	$177
Receivables, net of allowance for credit losses of $10 and $9, respectively	1,098	955
Inventories	1,030	1,047
Prepaid expenses and other current assets	37	32
Total current assets	2,166	2,211
Property, plant and equipment, net	121	105
Operating lease right-of-use assets	178	175
Intangible assets, net	798	795
Goodwill	1,536	1,535
Deferred income taxes	49	—
Other assets	81	88
Total assets	$4,929	$4,909

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$15	$15
Accounts payable	581	479
Accrued compensation and benefits	60	123
Current operating lease liabilities	55	54
Other current liabilities	87	55
Total current liabilities	798	726
Long-term debt	1,571	1,444
Non-current operating lease liabilities	123	121
Deferred income taxes	40	9
Payable to related parties pursuant to Tax Receivable Agreements	183	180
Other liabilities	22	19
Total liabilities	2,737	2,499
Commitments and contingencies
Class A common stock, par value $0.01 per share, 1,000,000,000 shares authorized, 165,806,518 and 172,765,161 shares issued and outstanding as of April 30, 2023 and January 29, 2023, respectively	2	2
Class B common stock, par value $0.01 per share, 500,000,000 shares authorized, 65,281,778 and 73,229,675 shares issued and outstanding as of April 30, 2023 and January 29, 2023, respectively	1	1
Additional paid-in capital	1,181	1,241
Retained earnings	403	458
Accumulated other comprehensive income	41	45
Total stockholders’ equity attributable to Core & Main, Inc.	1,628	1,747
Non-controlling interests	564	663
Total stockholders’ equity	2,192	2,410
Total liabilities and stockholders’ equity	$4,929	$4,909

Core & Main Fiscal 2023 First Quarter Earnings

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Amounts in millions, unaudited

	Three Months Ended
	April 30, 2023	May 1, 2022
Cash Flows From Operating Activities:
Net income	$133	$137
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	37	36
Equity-based compensation expense	2	3
Other	—	(2)
Changes in assets and liabilities:
(Increase) decrease in receivables	(135)	(227)
(Increase) decrease in inventories	35	(207)
(Increase) decrease in other assets	(4)	(1)
Increase (decrease) in accounts payable	98	251
Increase (decrease) in accrued liabilities	(46)	(28)
Increase (decrease) in other liabilities	—	1
Net cash provided by (used in) operating activities	120	(37)
Cash Flows From Investing Activities:
Capital expenditures	(10)	(6)
Acquisitions of businesses, net of cash acquired	(64)	(6)
Proceeds from the sale of property and equipment	—	1
Net cash used in investing activities	(74)	(11)
Cash Flows From Financing Activities:
Repurchase and retirement of partnership interests	(332)	—
Distributions to non-controlling interest holders	(10)	(5)
Payments pursuant to Tax Receivable Agreements	(5)	—
Payments for withholding tax on equity compensation plans	(1)	—
Borrowings on asset-based revolving credit facility	130	57
Repayments of long-term debt	(4)	(4)
Net cash (used in) provided by financing activities	(222)	48
Decrease in cash and cash equivalents	(176)	—
Cash and cash equivalents at the beginning of the period	177	1
Cash and cash equivalents at the end of the period	$1	$1

Cash paid for interest (excluding effects of interest rate swap)	$28	$12
Cash paid for taxes	27	28

Core & Main Fiscal 2023 First Quarter Earnings

Non-GAAP Financial Measures

In addition to providing results that are determined in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), we present EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt Leverage, all of which are non-GAAP financial measures. These measures are not considered measures of financial performance or liquidity under GAAP and the items excluded therefrom are significant components in understanding and assessing our financial performance or liquidity. These measures should not be considered in isolation or as alternatives to GAAP measures such as net income or net income attributable to Core & Main, Inc., as applicable, cash provided by or used in operating, investing or financing activities or other financial statement data presented in our financial statements as an indicator of our financial performance or liquidity.

We define EBITDA as net income or net income attributable to Core & Main, Inc., as applicable, adjusted for non-controlling interests, depreciation and amortization, provision for income taxes and interest expense. We define Adjusted EBITDA as EBITDA as further adjusted for certain items management believes are not reflective of the underlying operations of our business, including (a) loss on debt modification and extinguishment, (b) equity-based compensation, (c) expenses associated with the public offerings and (d) expenses associated with acquisition activities. Net income attributable to Core & Main, Inc. is the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net sales. We define Net Debt Leverage as total consolidated debt (gross of unamortized discounts and debt issuance costs), net of cash and cash equivalents, divided by Adjusted EBITDA for the last twelve months.

We use EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt Leverage to assess the operating results and effectiveness and efficiency of our business. Adjusted EBITDA includes amounts otherwise attributable to non-controlling interests as we manage the consolidated company and evaluate operating performance in a similar manner. We present these non-GAAP financial measures because we believe that investors consider them to be important supplemental measures of performance, and we believe that these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Non-GAAP financial measures as reported by us may not be comparable to similarly titled metrics reported by other companies and may not be calculated in the same manner. These measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

•do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on debt;

•do not reflect income tax expenses, the cash requirements to pay taxes or related distributions;

•do not reflect cash requirements to replace in the future any assets being depreciated and amortized; and

•exclude certain transactions or expenses as allowed by the various agreements governing our indebtedness.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt Leverage are not alternative measures of financial performance or liquidity under GAAP and therefore should be considered in conjunction with net income, net income attributable to Core & Main, Inc. and other performance measures such as gross profit or net cash provided by or used in operating, investing or financing activities and not as alternatives to such GAAP measures. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses similar to those eliminated in this presentation.

No reconciliation of the estimated range for Adjusted EBITDA or Adjusted EBITDA margin for fiscal 2023 is included herein because we are unable to quantify certain amounts that would be required to be included in net income attributable to Core & Main, Inc., the most directly comparable GAAP measure, without unreasonable efforts due to the high variability and difficulty to predict certain items excluded from Adjusted EBITDA. Consequently, we believe such reconciliation would imply a degree of precision that would be misleading to investors. In particular, the effects of acquisition expenses cannot be reasonably predicted in light of the inherent difficulty in quantifying such items on a forward-looking basis. We expect the variability of these excluded items may have an unpredictable, and potentially significant, impact on our future GAAP financial results.
Core & Main Fiscal 2023 First Quarter Earnings

The following table sets forth a reconciliation of net income or net income attributable to Core & Main, Inc. to EBITDA and Adjusted EBITDA for the periods presented, as well as a calculation of Adjusted EBITDA margin for the periods presented:

(Amounts in millions)	Three Months Ended		Twelve Months Ended
	April 30, 2023	May 1, 2022	April 30, 2023	May 1, 2022
Net income attributable to Core & Main, Inc.	$86	$86	$366	$225
Plus: net income attributable to non-controlling interest	47	51	211	110
Net income	133	137	577	335
Depreciation and amortization (1)	36	36	143	143
Provision for income taxes	31	30	129	75
Interest expense	17	13	70	75
EBITDA	$217	$216	$919	$628
Loss on debt modification and extinguishment	—	—	—	51
Equity-based compensation	2	3	10	27
Acquisition expenses (2)	—	—	5	5
Offering expenses (3)	1	—	2	3
Adjusted EBITDA	$220	$219	$936	$714

Adjusted EBITDA Margin:
Net Sales	$1,574	$1,598	$6,627	$5,547
Adjusted EBITDA / Net Sales	14.0%	13.7%	14.1%	12.9%

(1)Includes depreciation of certain assets which is reflected in “cost of sales” in our Statement of Operations.

(2)Represents expenses associated with acquisition activities, including transaction costs, post-acquisition employee retention bonuses, severance payments, expense recognition of purchase accounting fair value adjustments (excluding amortization) and contingent consideration adjustments.

(3)Represents costs related to secondary offerings reflected in SG&A expenses in our Statement of Operations.
Core & Main Fiscal 2023 First Quarter Earnings

The following table sets forth a calculation of Net Debt Leverage for the periods presented:

(Amounts in millions)	As of
	April 30, 2023	May 1, 2022
Senior ABL Credit Facility due July 2026	$130	$57
Senior Term Loan due July 2028	1,474	1,489
Total Debt	1,604	1,546
Less: Cash & Cash Equivalents	(1)	(1)
Net Debt	$1,603	$1,545
Twelve Months Ended Adjusted EBITDA	936	714
Net Debt Leverage	1.7x	2.2x

Core & Main Fiscal 2023 First Quarter Earnings